                             FIRST AMENDMENT TO THE
                             JAMES RIVER GROUP, INC.
                               2003 INCENTIVE PLAN

                  Section 3.1(a) of the James River Group Inc. 2003 Incentive
Plan is hereby deleted in its entirety and the following substituted in lieu thereof:

                  3.1 Awards to Employees, Directors and Others. (a)
Participants who receive Options under Articles 4 and 6 hereof (including share appreciation rights under Article 5 ("Optionees"), Share Purchase Awards under
Article 7 or Restricted Share Awards or other Share-based awards under Article 8
(in any such case, a "Participant") shall consist of (i) such key officers, employees, consultants, advisors and directors of the Company or any subsidiary or affiliate of the Company, and (ii) in the case of nonqualified stock options, any trust, corporation, partnership, limited liability company or entity of any kind (any such entity, a "Designee Entity") designated by a member of the Board so long as such designating Board member is serving on the Board in his or her fiduciary capacity as a representative of such Designee Entity, in each case as the Committee (hereinafter defined) shall select from time to time. The
Committee's designation of an Optionee or Participant in any year shall not require the Committee to designate such Participant to receive Awards or grants in any other year. The designation of an Optionee or Participant to receive
Awards or grants under one portion of the Plan shall not require the Committee to include such Optionee or Participant under other portions of the Plan.